Exhibit 99.3
Open Lending Signs Agreement with Arch Specialty Insurance Company

Arch Insurance will be the Company’s Fourth Insurance Carrier Partner
AUSTIN, TX – May 5, 2022 – Open Lending Corporation (NASDAQ: LPRO) (“Open Lending” or “the Company”), a leading provider of lending enablement and risk analytics solutions to financial institutions, today announced that the Company has signed a Program Management Agreement with Arch Specialty Insurance Company, a member company within Arch Insurance North America (“Arch Insurance”), enabling them to be an additional provider of credit default insurance policies for Open Lending’s Lenders Protection Program.
“We are excited to announce Arch Insurance as our newest insurance carrier partner,” said John Flynn, Chairman and CEO of Open Lending. “Arch Insurance is part of a global enterprise offering superior coverage and service with over 20 years of operating history and strong financial ratings. We believe there is a lot of alignment between our missions and values, and are looking forward to growing our businesses together to insure more auto loans. We believe that there is plenty of volume to support additional insurance carriers while continuing to deepen our valued relationships with our existing carriers.”
“We believe the Lenders Protection Program is a very unique offering for lenders,” said Emilee Kuhn, Executive Vice President, Arch Warranty Lender Solutions at Arch Insurance. “We look forward to helping Open Lending further expand their program to credit unions, banks and OEMs across the U.S.”
About Open Lending
Open Lending (NASDAQ: LPRO) provides loan analytics, risk-based pricing, risk modeling and default insurance to auto lenders throughout the United States. For over 20 years we have been empowering financial institutions to create profitable auto loan portfolios by saying “yes” to more automotive loans. For more information, please visit www.openlending.com.
About Arch Insurance North America www.archinsurance.com
Arch Insurance North America, part of Arch Capital Group Ltd., includes Arch’s insurance operations in the United States and Canada. Business in the U.S. is written by Arch Insurance Company, Arch Specialty Insurance Company, Arch Excess & Surplus Insurance Company and Arch Indemnity Insurance Company. Business in Canada is written by Arch Insurance Canada Ltd.
Contact:
ICR for Open Lending
Investors
openlending@icrinc.com